Exhibit 99.1

Watsco Reports Record Second Quarter

Sales, Operating Profit & Earnings Per Share

First-Half Operating Profit Up 16% on 70 Basis-Point Margin Expansion

MIAMI, FLORIDA — (BUSINESS WIRE), July 26, 2011 — Watsco, Inc. (NYSE:WSO) today reported results for the second quarter and for the six months ended June 30, 2011.

Second quarter results include 28 new locations from a joint venture formed on April 29, 2011 with Carrier Corporation in the Northeast United States. Watsco owns 60% of the Northeast joint venture and Carrier owns 40%. The locations had revenues of $210 million in 2010.

Watsco also announced today that it has signed a definitive agreement to add Carrier’s Mexico HVAC distribution operations to the joint venture. The Mexico operations had revenues of $80 million during the prior twelve months ended in June 2011. The transaction is expected to close on July 29, 2011.

Second Quarter Results

Revenues increased 2% to a record $884 million, including $46 million of sales added by new locations. Same-store sales decreased 2%, reflecting a 5% decrease in air conditioning and heating (HVAC) equipment (61% of sales), a 1% decrease in other HVAC products (32% of sales) and an 8% increase in commercial refrigeration products (7% of sales). Gross profit increased 6% to a record $213 million and gross profit margin increased 80 basis-points to 24.1%. On a same-store basis, gross profit increased 1% and gross profit margin improved 90 basis-points to 24.1%, reflecting improved selling margins in each product category.

Operating income increased 7% to a record $76 million with operating margins expanding 30 basis-points to 8.5%. Same-store operating income increased 3% to $72 million with a 40 basis-point increase in operating margin to 8.6%. Selling, general and administrative (SG&A) expenses increased 6% to $138 million. Excluding new locations, SG&A was flat for the quarter and was 15.5% as a percentage of sales.

Earnings per share increased 1% to a record $1.09 per diluted share on record net income of $36 million, compared to $1.08 per diluted share on net income of $35 million in 2010.

Albert Nahmad, Watsco’s President & CEO stated: “Through a combination of sales growth in commercial products, higher overall selling margins and flat SG&A, Watsco produced record quarterly results despite a tougher consumer environment and difficult year-ago sales comparisons, which produced an HVAC equipment growth rate of 25%. We are experiencing sales growth in July and, over the longer-term we remain very positive about our basic fundamentals - continued acceptance of higher-efficiency HVAC systems in both residential and commercial markets, our drive to gain market share, ever-improving operating efficiency and strategic use of our balance sheet to grow our business.”

Mr. Nahmad added: “We are also happy to add Carrier’s distribution operations in Mexico to the Watsco network. We see substantial growth opportunities to add products, locations and develop market share in what is estimated to be a $2 billion market for HVAC products.”

First Half 2011 Results

Revenues increased 3% to a record $1.4 billion and include $50 million of sales from new locations. Same-store sales increased 1%, reflecting a 2% decline in sales of HVAC equipment (59% of sales), a 1% increase in other HVAC products (34% of sales) and a 13% increase in commercial refrigeration products (7% of sales). Gross profit increased 8% to a record $348 million and gross profit margin increased 110 basis-points to 24.6% versus 23.5% last year. Same-store gross profit increased 5% to $336 million and same-store gross profit margin improved 110 basis-points to 24.6%.

Operating income was a record $92 million with operating margins expanding 70 basis-points to 6.5%. Same-store operating income increased 12% to $89 million with operating margins improving 70 basis-points to 6.5%. Selling, general and administrative (SG&A) expenses increased 5% to $256 million and as a percentage of sales were 18.1%. Excluding new locations, SG&A increased 1% to $247 million and as a percentage of sales were 18.1%.

Earnings per share for 2011 increased 10% to $1.32 per diluted share on net income of $44 million, compared to $1.20 per diluted share on net income of $39 million in 2010.

Cash Flow and Dividends

For the quarter, Watsco generated operating cash flow of $3 million. For the six months ended June 30, 2011, Watsco used $42 million of operating cash flow primarily to build inventory for the summer selling season. At June 30, 2011 cash and cash equivalents were $19 million, borrowings were $65 million, reflecting borrowings used to fund the recent acquisition of the locations in the Northeast U.S., and the Company’s debt-to-total-capitalization remained low at 6%. Beginning in April 2011, Watsco’s quarterly dividend rate was raised 10% to 57 cents per share. Watsco has paid dividends every quarter for more than 30 years, and has paid increasing annual dividends since 2001.

Mr. Nahmad added, “We are glad shareholders continue to meaningfully participate in the company’s success through increasing dividends. Since 2000, our cumulative operating cash flow has been approximately $800 million compared to net earnings of approximately $650 million, surpassing our stated goal of generating cash flow greater than net income. We continue to seek substantial additional investments to grow our network and extend the strength of our company.”

Conference Call

Watsco is hosting a conference call at 10:00 a.m. (EDT) on July 26, 2011 to discuss its second quarter earnings results. The conference call will be web-cast by CCBN’s StreetEvents at http://www.watsco.com. A replay of the conference call will be available on the Company’s website. For those unable to connect to the webcast, you may listen via telephone. The dial-in number for callers in the United States is (866) 740-9405; the dial-in number for callers outside of the United States is (702) 696-4900.

Use of Non-GAAP Financial Information

In this release, the Company discloses non-GAAP measures of same-store sales. Information referring to “same-store basis” excludes the effects of locations acquired or locations opened or closed during the immediately preceding 12 months unless they are within close geographical proximity to existing locations. The Company believes that this information provides greater comparability regarding its ongoing operating performance. These measures should not be considered an alternative to measurements required by accounting principles generally accepted in the United States (GAAP).

About Watsco, Inc.

Watsco improves indoor living and working environments with air conditioning and heating solutions that provide comfort regardless of the outdoor climate. Our solutions also promote healthier indoor spaces by removing pollutants from the indoor air that can lead to asthma, allergies and reductions in productivity. Furthermore, since heating and cooling accounts for approximately 56% of the energy consumed in a typical United States home, we offer consumers the greatest opportunity to save money on energy by replacing existing air conditioning and heating systems with more energy efficient and environmentally friendly solutions.

There are approximately 74 million central air conditioning and heating systems installed in the United States that have been in service for more than 10 years. Older systems often operate below government mandated energy efficiency and environmental standards. Watsco has an opportunity to accelerate the replacement of these systems at a scale greater than our competitors as the movement toward reducing energy consumption and its environmental impact continues. As the industry leader with more than 525 locations in the United States and Puerto Rico, with additional market coverage on an export basis to parts of Latin America and the Caribbean, significant growth potential remains given that our current revenue run-rate is less than 10% of the estimated $30 billion United States market for HVAC/R products. Additional information about Watsco may be found at http://www.watsco.com.

This press release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive market, new housing starts and completions, capital spending in commercial construction, consumer spending and debt levels, regulatory and other factors, including, without limitation, the effects of supplier concentration, competitive conditions within Watsco’s industry, seasonality, insurance coverage risks and final GAAP adjustments. Forward-looking statements speak only as of the date the statement was made. Watsco assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. Detailed information about these factors and additional important factors can be found in the documents that Watsco files with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K.

WATSCO, INC.

Consolidated Results of Operations

(In thousands, except per share data)

(Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenues	$883,548	$864,805	$1,417,887	$1,374,560
Cost of sales	670,357	663,736	1,069,710	1,050,887

Gross profit	213,191	201,069	348,177	323,673
Gross profit margin	24.1%	23.3%	24.6%	23.5%

SG&A expenses	137,662	130,150	255,938	243,889

Operating income	75,529	70,919	92,239	79,784
Operating margin	8.5%	8.2%	6.5%	5.8%

Interest expense, net	997	894	1,819	1,791

Income before income taxes	74,532	70,025	90,420	77,993
Income taxes	22,260	21,818	27,026	24,311

Net income	52,272	48,207	63,394	53,682
Less: net income attributable to noncontrolling interest	16,249	13,162	19,871	14,804

Net income attributable to Watsco, Inc.	$36,023	$35,045	$43,523	$38,878

Diluted earnings per share:
Net income attributable to Watsco, Inc. shareholders	$36,023	$35,045	$43,523	$38,878
Less: distributed and undistributed earnings allocated to non-vested (restricted) common stock	2,453	2,097	2,831	2,341

Earnings allocated to Watsco, Inc. shareholders	$33,570	$32,948	$40,692	$36,537

Weighted-average Common and Class B common shares and equivalent shares used to calculate diluted earnings per share	30,770,295	30,569,524	30,732,533	30,537,136

Diluted earnings per share for Common and Class B common stock	$1.09	$1.08	$1.32	$1.20

WATSCO, INC.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	June 30, 2011	December 31, 2010

Cash and cash equivalents	$18,627	$126,498
Accounts receivable, net	435,016	305,088
Inventories	612,736	391,925
Other	16,300	14,493

Total current assets	1,082,679	838,004

Property and equipment, net	36,178	31,221
Goodwill, intangibles, net and other	399,035	368,002

Total assets	$1,517,892	$1,237,227

Accounts payable and accrued expenses	$445,305	$265,933
Current portion of long-term obligations	41	72

Total current liabilities	445,346	266,005

Borrowings under revolving credit agreements	65,000	10,000
Deferred income taxes and other liabilities	36,175	32,326

Total liabilities	546,521	308,331

Watsco’s shareholders’ equity	787,997	764,461
Noncontrolling interest	183,374	164,435

Shareholders’ equity	971,371	928,896

Total liabilities and shareholders’ equity	$1,517,892	$1,237,227

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